Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements Nos. 333-232318, 333-253801, 333-263223, 333-277454, and 333-285265 on Form S-8 of our reports dated March 4, 2026, relating to the financial statements of Grocery Outlet Holding Corp. and the effectiveness of Grocery Outlet Holding Corp.'s internal control over financial reporting appearing in this Annual Report on Form 10-K of Grocery Outlet Holding Corp. for the year ended January 3, 2026.
/s/ DELOITTE & TOUCHE LLP
San Francisco, California
March 4, 2026